Exhibit 99.1

To our Shareholders:

Now that we are a fully reporting company to the SEC, and are shares are listed on the OTCBB, what can we expect to happen over the next few weeks?

1.
In about two weeks additional Market Makers will begin to `make a market’ for our shares by advising their clients to buy (or sell) our shares.  As we all know, TR Winston is our sole Market Maker for the first 30 days after we raised our listing to the OTCBB.

2.
During the time it takes for additional Market Makers to get aboard, Qmadix will present our eyewear at the International Wireless convention in Orlando, FL, March 22nd through 24th.  We assume they will do so as successfully as they did at CES in Las Vegas in January.  I will be there at the convention, and would like to meet any of you that are able to attend.  Please email me and let me know if you will be there.  At the show Qmadix will be presenting the final review eyewear to Sprint, who has repeatedly stated they intend to sell the eyewear through their business-to-business division.

3.
We then expect our first order from Qmadix.  This will happen at the end of March, or first of April.  We don’t know how many eyewear will be ordered (nor does Qmadix) as retailers (including Brookstone, which has already committed in writing to selling the eyewear) want to purchase a modest number of eyewear to test buyer reactions to the eyewear and its pricing.  We anticipate the number to be ordered to be no less than 500.  We anticipate orders after that will numbers in the 1000’s.

4.
Immediately after CTIA and our first order, we will visit friends in New York who will help us assemble the correct package of resources to present the value of our company to brokerages and other retail buyers of stock.  We want to get our retail buying up into the 1000’s of shares, and know to do so we must `tell our story’ in the most cogent manner possible, but only when we have orders and revenues.  If course, with firm orders from retailers like Brookstone, we anticipate interest in our Company.

5.
We may employ a sophisticated and able Investor Relationship firm to assist in moving into greater retail sales of our shares.  If we do, it will be with great care.  We must and will avoid any contact with the multitude of less-than-ethical `IR firms’ that so often prey on and misrepresent companies trying to grow.  Our growth, as long planned, is being conducted and will always be conducted using the highest level of professional sources and methods available.

Thank you for your help to date in helping us grow through development, to becoming fully reporting, to moving to the OTCBB, to product launch, to orders.

You made that all happen, and we hope and anticipate will join us as we profit from our efforts.

/s/Tom Rickards, president